Exhibit 6.2


                    LINE OF CREDIT AGREEMENT


     THIS LINE OF CREDIT AGREEMENT (this "Agreement") is made and entered into effective as of February 1, 1996 by and between (i)
CPT HOLDINGS, INC., a Minnesota corporation (the "Borrower"), and
(ii) TRINITY INVESTMENT CORP., a Delaware corporation (the
"Lender").


                            RECITALS

     A. Borrower has requested that the Lender make available a line of credit to Borrower in the principal amount of up to One
Million Dollars ($1,000,000) [the "Principal Amount"].

     B. Borrower desires to use the Principal Amount to repay and satisfy certain interest payment obligations of Borrower from time to time under and pursuant to that certain Debenture (the "Debenture") by and between Borrower and Lender dated March 31, 1995 (collectively, the "Outstanding Obligations").

     C. The parties desire to enter into this Agreement for the purpose of setting forth their understandings and agreements with respect to the foregoing.

     NOW, THEREFORE, the Borrower and the Lender hereby agree as follows:

                            ARTICLE I
                DEFINITIONS AND ACCOUNTING TERMS

     SECTION 1.1  Certain Defined Terms.  As used in this
Agreement, the following terms have the following meanings:

          "Affiliate" means, with respect to any Person, any other Person or any group acting in concert in respect of such Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For the purposes of this definition, "control" means the possession of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and an Affiliate of the Borrower shall include, without limitation, any officer or director of the Borrower.

          "Agreement" means this Line of Credit Agreement, as the same may be amended from time to time.

          "Authorized Officer" means the President or the Chief
Financial Officer of the Borrower.

          "Business Day" means a day of the year on which banks are not required or authorized to close in New York City, New
York.

          "Capital Distribution" means any payment or distribution made, liability incurred or other consideration given for the purchase, acquisition, redemption or retirement of any capital stock of the Borrower or as a dividend, return of capital or other payment or distribution of any kind to a shareholder of the Borrower (other than any stock dividend or stock split or similar distribution payable only in capital stock of the Borrower).

          "Capital Expenditures" means, for any period and with respect to any Person, the aggregate of all expenditures (including payment of lease obligations which are required to be capitalized under generally accepted accounting principles) by such Person for property, plant and equipment (including renewals, improvements, replacements and capitalized repairs) during such period which should be reflected as additions to property, plant or equipment in a consolidated balance sheet of such Person prepared in accordance with generally accepted accounting principles. Capital Expenditures, for all purposes of this Agreement, shall be determined in accordance with generally accepted accounting principles.

          "Closing Date" means February 1, 1996.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Controlled Group" means, as to any Person, all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control with such Person which, together with such Person, are treated as a single employer under Section 414(b), 414(c) or 414(m) of the Code.

          "Credit Advance" has the meaning specified in
Section 2.1(a) hereof.

          "Credit Commitment" has the meaning specified in
Section 2.1(a) hereof.

          "Debt" means, without duplication, (a) indebtedness for borrowed money or for the deferred purchase price of property or services (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured), or obligations evidenced by notes, bonds, debentures or similar instruments, except accounts payable and accrued liabilities arising in the ordinary course of business; (b) obligations as lessee under leases which are or should be, in accordance with generally accepted accounting principles, recorded as capital leases; (c) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) or (b) above; (d) Unfunded Vested Liabilities and all liabilities in respect of withdrawal liability incurred under ERISA, and (e) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person.

          "Default" means any event which, with the giving of notice, the passage of time or both would become an Event of Default.

          "Environmental Laws" means all provisions of law, statutes, ordinances, rules, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by the government of the United States of America or by any state, district or municipality thereof or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing concerning health, safety and protection of, or regulation of the discharge of substances into, the environment.

          "ERISA" means the Employee Retirement Income Security
Act of 1974, as amended from time to time.

          "Event of Default" has the meaning specified in
Section 6.1 hereof.

          "Indemnified Persons" has the meaning specified in
Section 7.4(b) hereof.

          "Loan Documents" means this Agreement and all debentures, promissory notes, agreements, assignments, certificates and other instruments and documents which are required by this Agreement or in connection with the Debenture to be executed or delivered by or on behalf of the Borrower or any other Person (and includes, without limitation, the Note, the Warrant Purchase Agreement and the Warrant).

          "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, any Person shall be deemed to own, subject to a Lien, any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

          "Multiemployer Plan" means, as to any Person at any time, an employee pension benefit plan that is covered by Title IV of ERISA or is subject to the minimum funding standards under
Section 412 of the Code and is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one (1) employer makes contributions and to which such Person or any member of its Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five (5) plan years made contributions.

          "Note" means that certain Promissory Note (Line of Credit) to be executed by the Borrower and payable to the order of the Lender, substantially in the form of Exhibit A attached hereto and made a part hereof, to evidencing the aggregate indebtedness of the Borrower to the Lender resulting from the Credit Advances made by the Lender.

          "Obligations" means any obligation of the Borrower (a) to pay the Lender the principal of and interest on any amount loaned hereunder or on any debenture or promissory note in accordance with the terms thereof and all fees and costs relating thereto; (b) to pay, satisfy or perform any other liability or obligation to the Lender, however arising, whether arising under this Agreement, any of the other Loan Documents or otherwise, whether now existing or hereafter incurred by reason of future advances or otherwise, matured or unmatured, direct or contingent, joint or several, including any extensions, modifications, or renewals thereof and substitutions therefor, and including, without limitation, all costs and expenses, including interest thereon and attorneys' fees to the fullest extent permitted by law, incurred by the Lender for the protection and preservation or enforcement of its rights and remedies arising hereunder or under the Loan Documents; (c) to repay to the Lender all amounts advanced at any time by the Lender, including, without limitation, advances for principal or interest payments to prior secured parties, mortgagees or other Persons, or for taxes, levies, insurance, rent, or repairs to, or maintenance or storage of, any of the property of the Borrower;
(d) to perform any covenant or agreement made with the Lender; or
(e) to take any other action in respect of any other liability of any nature of the Borrower to the Lender.

          "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all its functions under ERISA.

          "Permitted Liens" has the meaning specified in
Section 5.2(a) hereof.

          "Person" means an individual, partnership, corporation, joint stock company, trust, unincorporated association, joint venture or other entity, or a foreign state or political subdivision thereof or any agency of such state or subdivision.

          "Plan" means, with respect to any Person at any time, any employee benefit plan, as defined under Section 3(3) of ERISA that is maintained by such Person or any member of its Controlled
Group for employees of such Person.

          "Reportable Event" means a reportable event as that term is defined in Title IV of ERISA, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within thirty days (30) of the occurrence of such event (provided that failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waivers in accordance with Section 412(d) of the Code).

          "Termination Date" means the date which shall be December 15, 2002.

          "Unfunded Vested Liabilities" means, with respect to any plan at any time, the amount (if any) by which the present value of all non-forfeitable benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as to the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of the Borrower under Title IV of ERISA to the PBGC or to a trust established pursuant to the provisions of
Section 4041(c)(3)(B) or 4042(i) of ERISA (or to any trustee thereof).

          "Warrant" means the Common Stock Purchase Warrant and the Warrant Purchase Agreement, each dated as of the Closing Date, pursuant to which the Borrower shall grant the Lender the right to purchase an aggregate of up to three hundred thousand 300,000) shares of the Common Stock of CPT Holdings, Inc., upon the terms and conditions stated therein.

     SECTION 1.2 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including", the words "to" and "until" each mean "to but excluding" and the word "through" means "to and including".

     SECTION 1.3 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in effect on the date of this Agreement.


                           ARTICLE II
                   AMOUNT AND TERMS OF CREDIT

     SECTION 2.1  Amount and Nature of the Credit Advances.

          (a) The Credit Advances. Subject to the terms and conditions of this Agreement, the Lender, in its sole and absolute discretion, may, but is not obligated to, make advances (individually, a "Credit Advance" and collectively, the "Credit Advances") to the Borrower on or after the Closing Date up to One Million Dollars ($1,000,000) in the aggregate [the "Credit Commitment"].

          (b) Purpose of Credit Advances. The Credit Advances shall be used by the Borrower to satisfy the Outstanding
Obligations or any other Obligations owed by Borrower to Lender.

          (c)  Repayment of Principal of the Credit Advances.
The Borrower shall repay the entire principal amount of the Credit Advances in full on or before December 15, 2002.

          (d) Interest on Credit Advances. Each Credit Advance shall bear interest on the unpaid principal amount thereof from the date of such advance until December 15, 2002 at a per annum rate equal to thirteen percent (13%). Interest shall be payable on a semi-annual basis in the manner specified in the Note.

          (e) The Note. The obligation of the Borrower to repay the principal amount of the Credit Advances and interest thereon shall be evidenced by the Note, which shall be executed and delivered to the Lender by the Borrower on the Closing Date.

     SECTION 2.2  Default Interest/Maximum Interest Rate.

          (a) Default Interest. As long as any Event of Default described in Section 6.1 hereof shall be continuing, the unpaid principal balance of all Credit Advances shall, instead of the rate fixed pursuant to Section 2.1(d) hereof, bear interest at a per annum rate equal to eighteen percent (18%).

          (b) Maximum Interest Rate. The rate of interest payable on the Note from time to time shall in no event exceed the maximum rate permissible under applicable law. In the event the operation of any provision of the Note results in an effective rate of interest transcending the limit of the usury or any other law applicable to the loan evidenced hereby, all sums in excess of those lawfully collectible as interest for the period in question shall, without further agreement or notice by any party to the Note, be applied to the unpaid principal balance of the Note immediately upon receipt of such monies by the Lender, with the same force and effect as though the Borrower had specifically designated such extra sums to be so applied to the unpaid principal balance and the Lender had agreed to accept such extra payment(s) as a prepayment. If the rate of interest payable on the Note is ever reduced as a result of this Section 2.2(b) and at any time thereafter the maximum rate permitted by applicable law shall exceed the rate of interest provided for on the Note, then the rate provided for on the Note shall be increased to the maximum rate permitted by applicable law for such period as is required so that the total amount of interest received by the Lender holding the Note is that which would have been received by the Lender but for the operation of the preceding sentence.

     SECTION 2.3  Payments and Computations.

          (a) The Borrower shall make each payment of principal, interest and fees due hereunder and under the Note not later than 11:00 A.M. (New York City time) on the day when due in United States dollars to the Lender at c/o Mentmore Holdings Corp., 1430 Broadway, 13th Floor, New York, New York 10018 (or to such other address as shall be designated in writing by the Lender to the Borrower) in good funds.

          (b) All computations of fees and of rates of interest on the Credit Advances and interest payments due thereon shall be made on the basis of a year of three hundred sixty-five (365) days. Each determination by the Lender of an interest rate or fee hereunder shall be, in the absence of manifest error, conclusive and binding on the Borrower for all purposes.

          (c) Whenever any payment hereunder or under the Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and in such case, such extension of time shall be included in the computation of payment of interest or of any other fees due hereunder, as the case may be.


                           ARTICLE III
                      CONDITIONS OF LENDING

     SECTION 3.1  Conditions Precedent to the Credit Advances.
The receipt by Borrower of any Credit Advance shall be subject to the satisfaction by the Borrower, on or before the date of such advance, of the following conditions precedent:

          (a) The Lender shall have received the following, each dated as of the Closing Date, in form and substance satisfactory to the Lender:

                  (i)    the Note;

                  (ii)   the Warrant;

                  (iii)  the Warrant Purchase Agreement; and

                  (iv) certified copies of the resolutions of the Board of Directors of the Borrower approving the Loan Documents and the transactions contemplated thereby and all other documents delivered hereunder or thereunder to which the Borrower is a party and other documents and instru-ments evidencing other necessary corporate action, if any, with respect to each such Loan Document.

          (b) On the Closing Date the Borrower shall pay all costs and expenses of the Lender (including, without limitation, attorneys' fees) to such date, of which the Lender is aware, in connection with the preparation, execution and delivery of the Loan Documents and the other documents to be delivered hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby.

          (c) As of the date of each Credit Advance, there shall have been no default under the Note or hereunder and no material adverse change in the business, operations, properties, assets or financial condition of the Borrower or any litigation which might have a material adverse effect thereon and the representations and warranties of the Borrower set forth herein shall be true and correct in all material respects.

          (d) The Lender shall have received such other approvals, opinions, documents or information as the Lender may reasonably request.


                           ARTICLE IV
         REPRESENTATIONS AND WARRANTIES OF THE BORROWER

     SECTION 4.1  Representations and Warranties of the Borrower.
The Borrower represents and warrants to the Lender as of the date hereof and as of the date of each Credit Advance as follows:

          (a) Organization and Powers. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdictions specified in the heading of this Agreement, has the requisite corporate power and authority to own its properties and to carry on its business as it is now being conducted, is duly qualified to transact business and is in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except to the extent that a failure to be so qualified could not be reasonably expected to have a materially adverse effect upon the business or financial condition of the Borrower.

          (b) Authorization. The execution, delivery and performance by the Borrower of each Loan Document are within its corporate powers, have been duly authorized by all necessary corporate, including shareholder (if applicable), action, and do not contravene its charter, its bylaws or any law, judgment, order or contractual restriction binding on or affecting it.

          (c) Consents. No authorization, consent or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other person is required for the due execution, delivery and performance by the Borrower of this Agreement and each Loan Document to which it is a party other than such authorizations and approvals as have already been obtained and are in full force and effect or as may be required in connection with the exercise by the Lender of remedies pursuant to certain of the Loan Documents.

          (d) Enforceability. This Agreement is, and each Loan Document when delivered hereunder will be, duly executed and delivered and constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms.

          (e) Margin Stock. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of the Credit Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

          (f)  Investment Company.  The Borrower is not an
"investment company" within the meaning of the Investment Company
Act of 1940, as amended.

          (g) Material Adverse Change. Except for operating losses in the ordinary course of business, there has been no material adverse change in the business, liabilities, operations, properties, prospects, assets or condition (financial or otherwise) of the Borrower since September 30, 1995.

          (h) Insurance. The insurance policies owned by or issued to the Borrower, including, without limitation, policies of fire, theft, public liability, property damage, other casualty, employee fidelity, worker's compensation, employee health and welfare, title, property and liability insurance, are in full force and effect and are of a nature and provide such coverage as is sufficient and as is customarily carried by companies of the size and character of the Borrower. The Borrower has not been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request).

          (i) Liabilities. The Borrower has no liabilities (whether absolute or contingent and whether due or become due) or loss contingency (as those terms are defined in the Statement of Financial Standards No. 5) which are not disclosed on the financial statements of the Borrower or otherwise on a Schedule hereto, except for non-material liabilities occurring in the ordinary course of business.

          (j) Financial Statements. The Borrower has heretofore provided to the Lender, or has provided the Lender access to, the following financial statements of the Borrower (the
"Financial Statements"):

                  (i) financial statements of the Borrower as of the close of its most recently completed fiscal year, including a balance sheet as of such date and a related income statement and statement of cash flow; and

                  (ii)   an unaudited balance sheet as of, and a
                         related income statement for, the period specified therein.

The Financial Statements referred to in (i) above have been prepared by the Borrower's independent public accountants, and all of the Financial Statements referred to in (i) and (ii) above present fairly the financial condition and results of operations of the Borrower as of the dates indicated (including, without limiting the generality of the foregoing, a disclosure of all material contingent liabilities which are required to be disclosed in accordance with generally accepted accounting principles) and have been prepared in accordance with generally accepted accounting principles, consistently applied, subject in the case of statements for interim periods to normal and recurring year end adjustments which are not material in the aggregate.

          (k) Material Contracts and Commitments. The Borrower has previously permitted the Lender to review a true and complete description of, or has provided the Lender access to, all material contracts and commitments of the Borrower, whether oral or written, including, without limitation, (a) those governing any Debt for borrowed money; (b) any security agreement, pledge agreement, mortgage, guaranty, conditional sale contract or lease of real or personal property; (c) management, service or employment agreements; (d) collective bargaining agreements; (e) contracts or commitments for the future purchase or sale of goods by the Borrower, other than those which involve the payment or receipt of less than Twenty Thousand Dollars ($20,000) in any single case; (f) contracts or commitments which involve a Capital Expenditure in excess of Twenty Thousand Dollars ($20,000) in any single case; and (g) bonus, pension, retirement, insurance or other employee benefit plans; and has further identified each such contract which requires consent to the granting of a security interest or lien in favor of the Lender on the Borrower's rights under such contract. The Borrower shall provide true and complete copies of any document, record or statement referred to in this Article 4 to the Lender at its written request at any time and from time to time.

          (l) Absence of Conflicts. The execution, delivery and performance of this Agreement and the Loan Documents and all actions and transactions contemplated hereby and thereby will not
(a) violate, be in conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under (i) any provision of the charter or bylaws of the Borrower,
(ii) any arbitration award or any order of any court or of any other governmental agency or authority, (iii) any applicable law, rule, order or regulation, indenture, agreement or other instrument to which the Borrower is a party or by which the Borrower or any of its properties is or will be bound and which has not been waived or consented to; provided, however, that the failure to obtain any such excepted consents shall not be reasonably expected to have any material adverse effect upon the business and financial condition of the Borrower, or (b) result in the creation or imposition of any material lien, charge or encumbrance of any nature whatsoever, other than in favor of the Lender, upon any of the properties of the Borrower.

          (m) Environmental Compliance. The Borrower is in substantial compliance with all Environmental Laws, including, without limitation, all Environmental Laws in all jurisdictions in which the Borrower owns or operates or has owned or operated a facility or site, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other wastes, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise. No litigation or proceeding arising under, relating to or in connection with any Environmental Law is pending or, to the best of the Borrower's knowledge, threatened against the Borrower, any real property in which the Borrower holds or has held an interest, or any past or present operation of the Borrower, which, if adversely determined, could have a material adverse effect upon the business, properties or condition (financial or otherwise) of the Borrower or on its ability to perform its obligations hereunder or under any Loan Document. No release, threatened release or disposal of hazardous waste, solid waste or other waste is occurring or has occurred, on, under or to any real property in which the Borrower holds any interest or performs any of its operations, in violation of any Environmental Law. As used in this subsection, "litigation or proceeding" means any demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any governmental authority, private person or entity or otherwise.

          (n) Solvency. The Borrower has received consideration which is the reasonable equivalent value of the obligations and liabilities that the Borrower has incurred to the Lender. The Borrower is not insolvent as defined in any applicable state or federal statute, nor will the Borrower be rendered insolvent by the execution and delivery of this Agreement or the Note to the Lender. The Borrower does not intend to, nor does it believe that it will, incur debts beyond its ability to pay them as they mature.

          (o)  Borrower's Principal Place of Business. The
Borrower's principal place of business is located in the county and at the address heretofore provided to the Lender.

          (p) Certain Security Interests. The Borrower has heretofore disclosed to the Lender all security interests and encumbrances presently of record against any of the corporate assets of the Borrower, tangible and intangible. There are no other security interests or encumbrances of any nature or character with respect thereto, except as referenced on the Financial Statements.


                            ARTICLE V
                    COVENANTS OF THE BORROWER

     SECTION 5.1  Affirmative Covenants.  As long as the
Obligations shall remain unpaid, the Borrower covenants and agrees to do the following, unless the Lender shall otherwise consent in writing:

          (a)  Maintenance of Existence; Conduct of Business.
Preserve and maintain its legal existence and all of its rights, privileges and licenses necessary or desirable in the normal conduct of its business, and:

                  (i)    continue to conduct its business in an
                         ordinary businesslike manner;

                  (ii)   use its reasonable efforts, in the
                         ordinary course and consistent with past practice, to preserve the goodwill and business of the customers, suppliers and others having business relations with the Borrower, and to keep available the services and goodwill of the present employees of the Borrower;

                  (iii)  to the extent applicable, preserve its
                         patents, registered trademarks, trade
                         names and service marks and copyrights;
                         and

                  (iv)   perform and observe, in all material
                         respects, all the terms, covenants and
                         conditions required to be performed and
                         observed by it under any lease
                         (including, without limitation, the
                         payment of all rent and other charges
                         payable under any lease) or any other
                         material contract to which it is a party or by which it is bound, and shall use its best efforts to preserve and to keep unimpaired its rights under such leases and contracts.

          (b) Compliance with Laws, Etc. Comply with all applicable federal, state and local laws, rules, regulations and orders, and all material licenses, permits and other instruments relating or otherwise applicable to the operation of its business, except where the failure to comply would not have a material adverse effect on the business, properties, operations, profits, or financial condition of the Borrower or on the rights and remedies of the Lender hereunder.

          (c) Taxes and Claims. Pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any property belonging to it prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien upon the property of the Borrower, provided that no such tax, assessment, charge, levy or claim shall be required to be paid if the payment of such is being contested in good faith and by proper proceedings and reserves with respect thereto that are adequate in the Borrower's good faith judgment are maintained.

          (d) Insurance. Maintain the policies of insurance with responsible companies in such amounts and against such risks as are usually carried by owners of similar businesses and properties in the same general areas in which it operates. The Borrower will furnish to the Lender, upon written request from time to time, such information as may be reasonably requested as to the insurance maintained by the Borrower.

          (e) Maintenance of and Access to Books and Properties. Keep proper books of record and account, in which full and correct entries are made of all its financial transactions and its assets and business in accordance with generally accepted accounting principles consistently applied and sound business practices, keep all of its properties necessary to its business in good working order and condition, ordinary wear and tear excepted, and permit representatives of the Lender to inspect such properties, and to examine and make extracts from its books and records, and to discuss the affairs, finances and accounts of the Borrower with the principal officers of the Borrower and its independent public accountants, all during normal business hours upon reasonable notice.

          (f) Notice of Default and Litigation. Promptly upon receipt of knowledge thereof, deliver to the Lender notice of any Default or Event of Default, of any audit of the Borrower's records in connection with alleged defects in its pricing policies or otherwise, and of all litigation and of all proceedings before any courts, arbitrators or governmental or regulatory agency affecting the Borrower, except litigation or proceedings which, if adversely determined, could not reasonably be expected to materially and adversely affect the business, properties, prospects, assets, operations or financial condition of the Borrower.

          (g)  Reporting Requirements.  Furnish to the Lender:

                  (i)    copies of all financial information
                         required by and/or provided to any of
                         the Borrower's other commercial lenders
                         at the same time such information is
                         provided to such other lenders;

                  (ii)   upon the Lender's request, a certifi-
                         cate, which shall be certified by an
                         appropriate officer of the Borrower,
                         which certification from such officer
                         shall be to the effect that no Default
                         or Event of Default has occurred
                         hereunder, or if a Default or an Event
                         of Default has occurred, specifying the
                         exact nature of such Default or Event of Default and the actions the Borrower is taking to cure the same;

                  (iii)  as soon as available and in any event
                         within one hundred twenty (120) days
                         after the end of each fiscal year of the Borrower, a balance sheet of the Borrower for such fiscal year and related statements of income, retained earnings and cash flow of the Borrower, with such financial statements to be prepared by certified public accountants reasonably acceptable to the Lender;

                  (iv)   promptly after the sending or filing
                         thereof or upon their becoming
                         available, copies of all registration
                         statements or other reports, or
                         documents, if any, which the Borrower
                         sends to any of its stockholders or
                         files with or receives from the
                         Securities and Exchange Commission or
                         any stock exchange;

                  (v)    upon the Lender's request, a written
                         description of all material reports and
                         notices which the Borrower files with or delivers to, or receives from or is required to file with or deliver to, the Internal Revenue Service, the PBGC or the United States Department of Labor, including, without limitation, notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for the termination of such Plan under Title IV of ERISA;

                  (vi)   upon the Lender's request, budgets of
                         the Borrower for the succeeding fiscal
                         year, which shall include a statement of projected Capital Expenditures to be made in such year; and

                  (vii)  such other information respecting the
                         business operations, or financial
                         condition of the Borrower as the Lender
                         may from time to time reasonably
                         request.

          (h) Title to Property. Own and hold title to all of its assets in its own name and not in the name of any nominee.

          (i) Environmental Compliance. Comply with any and all Environmental Laws, including, without limitation, all Environmental Laws in jurisdictions in which the Borrower owns or operates a facility or site, arranges for disposal or treatment of hazardous substances, solid waste or other wastes, accepts for transport any hazardous substances, solid wastes, or other wastes or holds any interest in real property or otherwise. The Borrower shall furnish to the Lender promptly after receipt thereof a copy of any notice the Borrower may receive from any governmental authority, private person or entity or otherwise that any litigation or proceeding pertaining to any environmental, health or safety matter has been filed or is threatened against the Borrower, any real property in which the Borrower holds any interest or any past or present operation of the Borrower. The Borrower shall not authorize the release or disposal of hazardous waste, solid waste or other wastes on, under or to any real property in which the Borrower holds any interest or performs any of its operations, in violation of any Environmental Law. As used in this subsection "litigation or proceeding" means any demand, claim, notice, suit, suit in equity, actions, administrative action, investigation or inquiry whether brought by any governmental authority, private person or entity or otherwise. The Borrower shall defend, indemnify and hold the Lender harmless against all costs, expenses, claims, damages, penalties and liabilities of every kind or nature whatsoever (including attorneys' fees and all third-party expenses) arising out of or resulting from the noncompliance of the Borrower with any Environmental Law.

     SECTION 5.2 Negative Covenants. As long as the Obligations shall remain unpaid, the Borrower shall not, without the consent of the Lender:

          (a) Liens, Etc. Create or suffer to exist any Lien upon or with respect to any of its properties or assets (tangible and intangible), whether now owned or hereafter acquired, or assign any right to receive income, in each case to secure any Debt or obligation of any Person, other than (i) the Liens in existence on the Closing Date that are disclosed in the financial statements of the Borrower or any schedule or other communication heretofore provided or made by the Borrower to the Lender; (ii) purchase money Liens upon or in any property acquired or held by it in the ordinary course of business or to secure the purchase price of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such property;
(iii) Liens existing on property at the time of its acquisition;
(iv) Liens in favor of materialmen, mechanics, warehousemen, carriers, lessors or other similar Persons incurred by it in the ordinary course of business which secure its obligations to any Person; (v) Liens securing taxes, assessments or governmental charges or levies; provided that it is not in default in respect of any payment obligation with respect thereto unless contested in good faith with appropriate reserves set aside therefor; and
(vi) encumbrances consisting of zoning restrictions, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of the real property or minor irregularities of title, provided that none of such encumbrances materially impairs the use or value of any property in the operation of the Borrower's business. The Liens described in clauses (i) - (vi) hereof shall also be referred to as "Permitted Liens".

          (b) Dividends, Distributions, Etc. Declare, pay or make any Capital Distribution or make any payment in settlement or cancellation of any warrants, rights or options to acquire any shares of its capital now or hereafter outstanding.

          (c) Mergers, Dispositions, Etc. Consolidate or merge with any Person, liquidate or dissolve, or sell, lease, assign, transfer or otherwise dispose of all or any material part of its business or assets, or any real property (other than non-material dispositions in the ordinary course of business), to any Person.

          (d) Contingent Liabilities. Except as expressly permitted herein, assume, endorse, be or become liable for, or guarantee, directly or indirectly, any Debt or obligation of any other Person, or in any manner provide for the payment of any Debt of any other Person or otherwise protect the holder of such Debt against loss (whether by virtue of partnership arrangements, agreements to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise) except to re-endorsements for collection or deposit in the ordinary course of business.

          (e) Ancillary Agreements. Amend, modify, waive, supersede or cancel any provision of the Borrower's Articles or Certificate of Incorporation, as the case may be, or bylaws, or any material agreement to which the Borrower is a party if such amendment might have a material adverse effect upon the Borrower or the rights and remedies of the Lender hereunder or under any of the other Loan Documents.

          (f) Compliance with ERISA. Terminate any Plan under Title IV of ERISA so as to result in any liability of the Borrower, permit to exist any occurrence of any Reportable Event, or any other event or condition, which presents the risk of liability of the Borrower or make or permit a member of its Controlled Group to make a complete or partial withdrawal (as defined in Title IV of ERISA) from any Multiemployer Plan so as to result in any liability) to the Borrower.

          (g) Accounting Changes. Make any significant change in the accounting treatment and reporting practices except as required or appropriate by generally accepted accounting principles and with notice to the Lender thereof.

          (h) Change in Principal Place of Business. Move its principal place of business from its location on the Closing
Date, without not less than ten (10) days' prior written notice to the Lender.


                           ARTICLE VI
                        EVENTS OF DEFAULT

     SECTION 6.1 Event of Default. If any of the following events ("Event of Default") shall occur and be continuing:

          (a) the Borrower shall fail to pay any installment of principal of or interest on the Note or the Debenture or shall fail to pay to the Lender any amounts payable hereunder or under any Loan Document, when due and such amount shall remain unpaid for a period of ten (10) days after written notice of such failure by the Lender to the Borrower; or

          (b) any representation or warranty made by the Borrower, or any of its officers herein, in any certificate delivered hereunder, or in any Loan Document shall prove to have been incorrect in any material respect when made and shall not be cured within thirty (30) days after receipt of written notice thereof from the Lender; or

          (c) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.1 or 5.2 hereof; or

          (d) the Borrower shall fail to perform, observe or comply with any other term, covenant or agreement contained in any Loan Document on its part to be performed, observed or complied with at any time and such failure shall remain unremedied in any material respect for thirty (30) days after the earlier of actual knowledge thereof is obtained by an officer of the Borrower or notice with respect thereto is delivered to the Borrower; or

          (e) the Borrower shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against it seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property or it shall take any action to authorize any of the actions set forth above in this Section 6.1(e); provided, however, that, in the case of any such proceeding commenced against it by any Person other than an Affiliate thereof, such proceedings shall not of themselves constitute an Event of Default hereunder if the proceedings are dismissed within ninety
(90) days following their commencement; or

          (f) any final judgment, judgments, order or orders for the payment of money in any aggregate amount in excess of One Hundred Thousand Dollars ($100,000) not covered by insurance, the coverage of which is not contested in good faith, shall be rendered against the Borrower and shall remain undischarged and unstayed for a period of thirty (30) days from the date of entry; or

          (g) any material provision of any Loan Document shall cease to be valid or enforceable in accordance with its terms; or

          (h) the Borrower shall fail to pay when due an amount or amounts aggregating in excess of Twenty Thousand Dollars ($20,000) which it shall have become liable to pay under Title IV of ERISA to the PBGC or to a trust established pursuant to
Section 4041(c)(3)(B) or Section 4042(i) of ERISA (or any trustee thereof); or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities as of the proposed date of termination in excess of Twenty Thousand Dollars ($20,000) shall be filed under Title IV or ERISA; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of Twenty Thousand Dollars ($20,000); or a proceeding shall be instituted by a fiduciary of any such Plan or Plans against any such Person to enforce Section 515 of ERISA; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of Twenty Thousand Dollars ($20,000) must be terminated; or

          (i) any court, government or governmental agency shall condemn, seize, or otherwise appropriate, or take custody or control of any substantial portion of the assets of the Borrower; then, and in any such event, the Lender may, by notice delivered to the Borrower, declare the Note, all interest thereon and all other amounts payable thereunder and under this Agreement to be forthwith due and payable, whereupon the Note, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that, upon the occurrence of any event specified in Section 6.1(e) hereof, the Note, together with all interest thereon and all amounts payable thereunder and under this Agreement, shall become immediately due and payable without any declaration, notice or demand by the Lender.

     SECTION 6.2 Performance by the Lender. If at any time the Borrower fails or refuses to pay or perform any obligation or duty to any third Person, except for payments which are the subject of bona fide disputes in the ordinary course of business, and if such failure would constitute or result in a Default or an Event of Default, the Lender may, in its sole discretion, but shall not be obligated to, pay or perform the same on behalf of the Borrower and the Borrower shall promptly repay all amounts so paid, and all costs and expenses so incurred. This repayment obligation shall become one of the Obligations of the Borrower hereunder and shall bear interest at the default interest rate provided in Section 2.2(a) above.

     SECTION 6.3 Other Remedies. Upon an Event of Default hereunder, and during the continuance thereof, the Lender may exercise any other right, power or remedy as may be provided herein, in the Note, or in any other Loan Document, or as may be provided at law or in equity, including, without limitation, the right to recover judgment against the Borrower for any amount due either before, during or after any proceedings for the enforcement of any security or any realization upon any security.

     SECTION 6.4 Enforcement and Waiver by the Lender. The Lender shall have the right at all times to enforce the provisions of this Agreement and all Loan Documents in strict accordance with the terms hereof and thereof, notwithstanding any conduct or custom on the part of the Lender in refraining from so doing at any time and for any reason, unless the Lender shall have waived such enforcement in writing in respect of a particular instance. The failure of the Lender at any time to enforce its rights under such provisions shall not be construed as having created a custom or course of dealing in any way contrary to the specific provisions of this Agreement or the other Loan Documents, or as having in any way modified or waived the same. All rights, powers and remedies of the Lender are cumulative and concurrent and the exercise of one right, power or remedy shall not be deemed a waiver or release of any other right, power or remedy.


                           ARTICLE VII
                       GENERAL PROVISIONS

     SECTION 7.1 Amendments. No amendment or waiver of any provision of this Agreement or the Note, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     SECTION 7.2 Notices. All notices and other communications provided for hereunder shall be in writing (including telegraphic communication), except as provided in Section 2.3(a) hereof, and mailed and sent by facsimile transmission or delivered:

If to the Borrower,      CPT Holdings, Inc.
to its address at:       1430 Broadway
                         13th Floor
                         New York, New York  10018
                         Attention:  William Remley, President

If to the Lender,        Trinity Investment Corp.
to its address at:       1430 Broadway
                         13th Floor
                         New York, New York  10018
                         Attention:  William Remley, President

or, as to each party, to such other address as shall be designated by such party hereto in a written notice to the other parties hereto. Each such notice or other communication shall be deemed delivered when delivered in person, or upon receipt when sent by certified mail, postage prepaid, return receipt requested, and sent by facsimile transmission, or on the next business day after delivery to a courier service that guarantees delivery on the next business day if the conditions to the courier's guarantee are complied with.

     SECTION 7.3 No Waiver; Remedies. No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder or under the Note or any other document, instrument or agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder or under the Note preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

     SECTION 7.4 Costs, Expenses, Fees, Taxes and Indemni-fication.

          (a) The Borrower agrees to pay on demand (i) all costs and expenses incurred by the Lender in connection with the preparation, execution and delivery of the Loan Documents and other documents to be delivered hereunder or thereunder and the consummation of the transactions contemplated hereby and thereby, any amendments to any such agreements or documents, and any consents or waivers of any of the provisions of any such agreements or documents, including, without limitation, reasonable legal fees and out-of-pocket expenses with respect thereto, and (ii) all costs and expenses, if any (including counsel fees and expenses), incurred by the Lender in connection with the enforcement of the Loan Documents and the other documents to be delivered hereunder or thereunder. In addition, the Borrower shall pay or cause to be paid any and all filing fees and taxes payable or determined to be payable in connection with the execution, delivery, filing, recording and administration of the Loan Documents and the other documents to be delivered hereunder and thereunder, and agrees to indemnify and hold the Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such filing fees and taxes.

          (b) The Borrower hereby indemnifies and holds harmless the Lender and its directors, officers, employees, agents, counsel, subsidiaries and affiliates (the "Indemnified Persons") from and against any and all losses, liabilities, obligations, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on or incurred by any Indemnified Person in any way relating to or arising out of the Loan Documents, or any of them, or any of the transactions contemplated hereby or thereby; provided, however, that the Borrower shall not be liable to any Indemnified Person if there is a judicial determination that such losses, liabilities, obligations, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulted solely from the gross negligence or willful misconduct of such Indemnified Person. The Borrower releases the Lender from, and hereby waives, all claims for loss or damage caused by any act of omission on the part of any Indemnified Person, except gross negligence or willful misconduct.

     SECTION 7.5 Right of Set-Off. Upon the occurrence and during the continuance of any Event of Default, the Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set-off and apply any indebtedness at any time owing by the Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under any Loan Document, irrespective of whether or not the Lender shall have made any demand under any Loan Document and although such obligations may be unmatured. The Lender agrees promptly to notify the Borrower after any such set-off and application made by the Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lender under this Section 7.5 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Lender may have.

     SECTION 7.6  Entire Agreement; Binding Effect.  This
Agreement, together with the other Loan Documents, represent the entire agreement among the parties hereto with respect to the subject matter hereof and shall be binding upon and inure to the benefit of the Borrower, the Lender and their respective successors and permitted assigns.

     SECTION 7.7  Assignments and Participation.

          (a) The Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender.

          (b) The Lender may at any time assign to any Person all or any portion of its rights and obligations under this Agreement and the Note, and such Person shall assume such rights and obligations; provided, however, that each such assignment shall be of a constant, and not a varying, percentage of all of the Lender's rights and obligations under this Agreement. Upon the execution and delivery of such assignments, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such assignment, have the rights and obligations of the Lender hereunder and (y) the Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such assignment, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an assignment of all of the remaining portion of the Lender's rights and obligations under this Agreement, the Lender shall cease to be a party hereto).

          (c) The Borrower may, for all purposes of this Agreement, treat the Lender as the holder of the Note (and owner of the Credit Advance evidenced thereby) until written notice of assignment, transfer or participation shall have been received by it.

          (d) The Lender shall maintain at its address referred to in Section 7.2 hereof a copy of each assignment delivered to and accepted by it and a register (the "Register") for the recordation of the names and addresses of the assignees hereunder of the Lender and the share of the principal amount of the Credit Advance owing to each such assignee from time to time. The entries in the Register shall be conclusive and binding for all purposes, in the absence of manifest error, and the Borrower and the Lender may treat each Person whose name is recorded in the Register as if it were the Lender for all purposes of this Agreement. The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.

          (e) Within five (5) business days after receipt of a notice of assignment pursuant to this Section 7.7, the Borrower, at its own expense, shall execute and deliver to the Lender in exchange for the surrendered Note a new Note to the order of the appropriate assignee specified by the Lender in an amount equal to the share of the Commitment assumed by such assignee and, if the Lender has retained a portion of the Commitment hereunder, a new Note to the order of the Lender in an amount equal to the share of the Commitment retained by it hereunder. Such new Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note, shall be dated the effective date of such assignment and shall otherwise be in form and substance reasonably acceptable to the Borrower and the Lender. Cancelled Notes shall be returned to the Borrower.

     SECTION 7.8 Governing Law. This Agreement and the Note shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the principles thereof relating to conflict of laws. Any legal action or proceeding with respect to this Agreement, the Note or any Loan Document or any document related hereto or thereto instituted by the Borrower shall be brought by the Borrower in the courts of the State of New York, or of the United States of America for the State of New York, and in no other courts, and by execution and delivery of this Agreement, the Borrower hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Borrower hereby irrevocably and unconditionally (i) waives any objection, including without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it now or hereafter may have to the bringing of any action or proceeding in such respective jurisdictions; (ii) waives the right to object that any such court does not have jurisdiction over it; and (iii) consents to the service of process in any such action or proceeding by the mailing of copies of such process to it by certified mail at the address indicated for notices in
Section 7.2 of this Agreement. Nothing in this Section 7.8 shall affect the Lender's right to serve process in any other manner permitted by law or to bring proceedings against the Borrower in any other court having jurisdiction.

     SECTION 7.9 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

     SECTION 7.10 Headings. The headings contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

     SECTION 7.11 Termination. This Agreement shall terminate when all amounts due hereunder or under the Note or any of the other Loan Documents shall have been paid in full and all other
Obligations shall have been fully paid or performed.

     SECTION 7.12 Jury Trial Waiver. THE BORROWER WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN THE LENDER AND THE BORROWER ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THE BORROWER AND THE LENDER IN CONNECTION WITH THIS AGREEMENT OR ANY Note OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

     Section 7.13 Releases. Upon the Closing Date or as soon thereafter as the Outstanding Obligations are paid in full, the Debenture and the related Credit Agreement entered into by the parties hereto, shall be terminated and of no further force or effect and the Lender shall deliver to the Borrower the Debenture marked "Cancelled and Paid-in-Full" and, release promptly all collateral heretofore securing such debenture and/or Outstanding Obligations.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, effective for all purposes and in all respects as of the date first above written.


                         BORROWER:

                         CPT HOLDINGS, INC.,
                           a Minnesota Corporation

                         By: /s/ William L. Remley
                         Name:  William L. Remley
                         Title:  President


                         LENDER:

                         TRINITY INVESTMENT CORP.,
                           a Delaware corporation


                         By: /s/ William L. Remley
                         Name:  William L. Remley
                         Title:  President